Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE REPORTS FOURTH QUARTER AND
YEAR END 2004 FINANCIAL RESULTS

Conference call scheduled for today
at 9 a.m. Eastern Time

Woburn, Mass., Feb. 10, 2005 — ArQule, Inc. (Nasdaq: ARQL), today announced its financial results for the fourth quarter and year ended 2004.

For the quarter ended December 31, 2004, ArQule reported revenues of $14,088,000, compared with $18,443,000 for the same period of 2003. For the quarter, the Company reported a net loss of $371,000, or $0.01 per share, compared with a net loss of $5,129,000, or $0.18 per share, for the fourth quarter of 2003. The fourth quarter of 2003 net loss includes a restructuring charge of $1,529,000 related to the Company’s reassessment of its liability for its closed facility in California and a $4,750,000 loss related to a write-down of an investment in a privately-held company.

For the year ended December 31, 2004, ArQule’s revenues were $54,455,000, compared with revenues of $65,539,000 for the year ended December 31, 2003. The Company reported a net loss for the year ended December 31, 2004 of $4,284,000, or $ 0.15 per share. This compares with a net loss of $34,751,000, or $1.43 per share, for the year ended December 31, 2003. The 2003 net loss includes an in-process research and development charge related to the acquisition of Cyclis Pharmaceuticals of $30,359,000, in addition to the above-mentioned restructuring and investment write-down charges.

ArQule ended the year with $72 million of cash and marketable securities.

On January 28, 2005, the Company announced the completion of a registered direct stock offering. The Company sold 5.78 million shares of common stock at $5.25 per share, for aggregate proceeds of $28.5 million after commissions and offering expenses.

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2005 Financial Guidance

For 2005, ArQule expects revenues to be approximately $53 million, total cost of compound development revenues to range between $33 and $34 million, total research and development expenses to range between $36 and $39 million and total marketing, general and administrative expenses to range between $9.5 and $10 million. The Company expects net investment income to range between $1.5 and $2.0 million. ArQule expects its net loss to range between $24 and $28 million, and its net loss per share to range between $0.70 and $0.82 for the year. ArQule expects to end the year with between $71 and $75 million in cash and cash equivalents. This guidance does not assume any additional collaborations, acquisitions or in-licensing initiatives.

“We continue to be confident in the overall potential of our oncology programs as reflected in our increased investment in discovery efforts and the execution of clinical trials. We are also mindful of the need to maintain sufficient financial resources to pursue our strategies. The completion of our recent stock offering is an important step in ensuring the Company will continue to have a three year cash horizon,” concluded Dr. Stephen A. Hill.

ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and Chief Executive Officer, and Louise A. Mawhinney, Chief Financial Officer, will lead the call.

Date:	Thursday, February 10, 2004
Time:	9:00 a.m. ET
Conference Call Numbers
Toll Free:	(800) 967-7134
Toll:	(719) 457-2625
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 6243212.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer and Novartis. For more information, please visit www.ArQule.com.

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This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act.

Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the expected revenues may fall short due to failed collaborations; cost of revenue may exceed the guidance; expenses for research and development and for marketing, general and administration may exceed the guidance; net investment income may fall short of the guidance due to a difficult investment climate; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004, its Form 10-Q filed with the Commission on August 4, 2004, its Form 10-Q filed with the Commission on May 7, 2004 and its Form 10-K filed with the Commission on March 12, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Revenue:
Compound development revenue	$12,380	$17,981	$48,675	$65,077
Compound development revenue — related parties	—	462	768	462
Research and development revenue	1,708	—	5,012	—

Total revenue	14,088	18,443	54,455	65,539

Costs and expenses:
Cost of compound development revenue	7,157	8,991	30,980	36,060
Research and development	5,606	6,072	20,287	18,932
Marketing, general and administrative	2,047	2,395	8,982	9,560
Restructuring charges/(credits)	—	1,529	(424)	1,239
In-process research and development	—	—	—	30,359

Total costs and expenses	14,810	18,987	59,825	96,150

Loss from operations	(722)	(544)	(5,370)	(30,611)

Net interest income	351	165	1,086	610
Loss on investment	—	(4,750)	—	(4,750)

Net loss	$(371)	$(5,129)	$(4,284)	$(34,751)

Basic and diluted net loss per share (A)	$(0.01)	$(0.18)	$(0.15)	$(1.43)

Weighted average common shares outstanding — basic and diluted	28,907	28,141	28,819	24,333

(A)	Basic and diluted net loss per share amounts were equal in all periods presented.

	December 31,	December 31,
Balance sheet data (in thousands):	2004	2003

Cash, cash equivalents and marketable securities	$71,684	$76,724
Working capital	55,738	59,446
Total assets	120,218	128,424
Stockholders’ equity	83,089	86,477